Exhibit 99

BLACK HILLS CORPORATION ANNOUNCES THIRD QUARTER 2005 PRELIMINARY RESULTS
WITH ASSET IMPAIRMENT, UPDATES GUIDANCE AND DECLARES DIVIDEND

RAPID CITY, SD—November 4, 2005—Black Hills Corporation (NYSE:BKH) today announced preliminary third quarter 2005 earnings and certain developments which affected results.

        For the three months ended September 30, 2005, the Company expects to report a loss from continuing operations of approximately $(23.7) million, or $(0.72) per share. Included in the results are the following unanticipated items:

•	a $(0.99) per share non-cash charge relating to the impairment of Las Vegas I assets;
•	a $(0.18) per share expensing of certain development costs;
•	a $(0.05) per share charge for the accrual for an expected legal settlement agreement.

ASSET IMPAIRMENT

        The Las Vegas I plant is a 53 megawatt, natural gas-fired, combined-cycle turbine operating under a contract as a qualifying facility as defined by the Public Utility Regulatory Policies Act of 1978. Fuel for this plant is not externally hedged and was provided at index-set prices under a long-term supply arrangement. Due to significant increases in long-term forecasts for natural gas prices during the third quarter of 2005, its operation became uneconomic. Therefore, an asset impairment test was performed in connection with the preparation of September 30, 2005 interim financial statements, in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment of Long-lived Assets.” The test resulted in the determination of a write-down of $50.3 million (approximately 83 percent of the plant’s book value). The non-cash after-tax earnings impact of the impairment charge is expected to be $(0.99) per share and will be reported in the results for the three-month period ended September 30, 2005.

        David R. Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation, said, “The recent dramatic run-up in current and forecasted natural gas prices necessitated an evaluation of the likely impact of high, long-term natural gas prices on Las Vegas I operations. We concluded that, at sustained high gas prices, we would not recover our capital investment. Las Vegas I is the only facility in our non-regulated power generation fleet where our power sales contracts have an exposure to long-term gas price increases. Our other non-regulated gas-fired power plants, which are operating normally and profitably, are under tolling arrangements whereby the power purchaser assumes the fuel price risk.

        “We have commenced preliminary negotiations regarding future operations of the Las Vegas I plant with Nevada Power Company, with whom we currently have a contract to provide 45 megawatts of capacity and energy from the plant,” Emery continued. “We are exploring alternatives to the existing power supply agreement, which expires in 2024.”

        Emery said, “Overall, Black Hills benefits from the current strong natural gas and oil price environment, with an increased earnings contribution from production, and a significant increase in the value of our gas and oil reserves. In addition, our coal reserves are of tremendous importance to our regulated utility operations, as we expand our mine-mouth, coal-fired power generation fleet. Construction of the 90 megawatt Wygen II is under way, and we have commenced the permitting process for another 90 megawatt plant, Wygen III, which we hope to construct in the future. As indicated in our guidance, we expect normalized, historical results in the final quarter of 2005 with growth opportunity in 2006.”

EXPENSING OF DEVELOPMENT COSTS

        In the third quarter of 2005, the Company expensed $8.9 million of certain capitalized costs for various energy development projects that were determined less likely to advance, and costs related to unsuccessfully bid projects during the third quarter. On an after-tax basis, the expensed costs amounted to a charge of $(0.18) per share. The Company determined these projects were less likely to advance, due to the reduced economic feasibility of gas-fired power generation in the expected sustained high-priced natural gas price environment, increased expectations of reliance on renewable or coal-fired generation, and the perceived preference of utilities in certain regions to acquire existing merchant generation at significant discounts as an alternative to entering into contracts for capacity and energy from new generation.

SETTLEMENT AGREEMENT IN PRINCIPLE

        The Company’s natural gas marketing subsidiary, Enserco Energy, Inc., has been one of several defendants in the class action entitled In re Natural Gas Commodity Litigation, 03 CV 6186 (VM), United States District Court, Southern District of New York. Although the Company believes that the Class Plaintiffs present a flawed theory to recover actual damages, events in the third quarter, including settlements by other defendant companies and mounting joint defense costs, prompted the Company to make a business decision to seek a settlement of claims made against it. Accordingly, during the third quarter of 2005, the Company accrued approximately $2.5 million, or an after-tax amount of $(0.05) per share, to reflect the tentative settlement.

FOURTH QUARTER 2005 EARNINGS EXPECTATIONS

        For the fourth quarter of 2005, the Company expects income from continuing operations to approximate $0.55 to $0.60 per share. Compared to fourth quarter 2004 results, the Company anticipates strong oil and gas performance, based on increased production at strong product prices received; and decreased earnings from power generation due to the cost of terminating a gas supply agreement, from energy marketing due to lower pipeline revenues under a new contract, from Black Hills Power due to the impact of higher gas prices, and from higher corporate costs.

2006 EARNINGS GUIDANCE

        The Company anticipates 2006 income from continuing operations to approximate $2.10 to $2.25 per share, due to continued production increases in oil and gas operations, and improved earnings at Cheyenne Light, Fuel & Power operations, due primarily to a rate increase effective January 1, 2006 as approved by the Wyoming Public Service Commission. Partially offsetting the expected improved results in 2006 are lower earnings at our electric utility and coal mining operations, both relating primarily to a planned major maintenance outage at the Wyodak coal-fired power plant in the spring of 2006. Projected strong oil and gas results are based on anticipated production-weighted average NYMEX prices of $10.11 per MMBtu of natural gas and $56.44 per barrel of oil, or average received prices (net of hedges) of $7.94 per Mcf and $40.14 per barrel, both based on current forward strips.

DIVIDEND ANNOUNCED

        At a meeting held today, the Company’s Board of Directors declared quarterly dividends on the common stock. Common shareholders will receive 32 cents per share, equivalent to an annual dividend rate of $1.28. Dividends will be payable December 1, 2005, to all shareholders of record at the close of business on November 17, 2005.

EEI FINANCIAL CONFERENCE PRESENTATION WEBCAST

        In conjunction with the Edison Electric Institute’s Annual Financial Conference, the Company will make a webcast presentation on Tuesday, November 8, 2005 at 9:00 a.m. Eastern Time. The presentation can be accessed at the following Web site address: http://www.talkpoint.com/viewer/starthere.asp?pres=111339

QUARTERLY CONFERENCE CALL SCHEDULED

        The Company will issue its third quarter 2005 earnings release and file its quarterly report on Form 10-Q on November 9, 2005. A conference call will be conducted on Thursday, November 10, 2005 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-6067. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through November 17, 2005 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 802168.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation is a diversified energy company. Black Hills Energy, our wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K and in Item 2 of Part I of our quarterly reports on Form 10-Q filed with the SEC, and the following:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
•	The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;
•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment exist;
•	Our ability to successfully integrate CLF&P into our operations;
•	Unfavorable rulings in the periodic applications to recover costs for fuel and purchased power;
•	Changes in business and financial reporting practices arising from the repeal of the Public Utilities Holding Company Act and other provisions of the recently enacted Energy Policy Act of 2005.
•	Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;
•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;
•	General economic and political conditions, including tax rates or policies and inflation rates;
•	Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;

•	Weather and other natural phenomena;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
•	Capital market conditions, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans;
•	Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
•	Other factors discussed from time to time in our other filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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